Exhibit 99.1

Imperalis Holding Corp. Reports Third Quarter 2022 Financial Results

Milpitas, CA, November 28, 2022 – Imperalis Holding Corporation (“Imperalis” OTC: IMHC), to be renamed TurnOnGreen, Inc., an emerging electric vehicle (“EV”) electrification infrastructure solutions and premium custom power products company (“TurnOnGreen” or the “Company”), reported its financial results for the third quarter ended September 30, 2022, on its Form 10-Q filed with the Securities and Exchange Commission.

TurnOnGreen Overview

TurnOnGreen, through its wholly owned subsidiaries Digital Power Corporation (“DPC”) and TurnOnGreen Technologies, Inc. (“TOGT”), is engaged in the design, development, manufacture, and sale of highly engineered, feature-rich, high-grade power conversion and power system solutions for mission-critical applications and processes. For more than 50 years, DPC has been devoted to the perfection of power solution products that have enabled customer innovation in complex applications covering a wide range of industries. A natural outgrowth of its development of these power systems has been TOGT’s effort to apply the Company’s proprietary core power technologies to optimize the design and performance of its EV charging solutions. TOGT began commercial sales of its high-speed EV chargers and related services in mid-2021. TurnOnGreen’s charging solutions represent an entire generation of new chargers due to dramatic improvements in size reduction in electronic circuitry and higher output density. TurnOnGreen is leveraging its experience and expertise in power conversion and generation to become a leader in the high-growth EV charging solutions market.

Third quarter 2022 highlights include:

•	Total asset of $7,018,000, compared to $4,430,000 as of December 31, 2021;

•	Revenues of $1,827,000, compared to $1,095,000 in the prior third fiscal quarter;

•	Revenues increased 67% from the prior third fiscal quarter; and

•	Net loss of $486,000, compared to a net loss of $496,000 in the prior third fiscal quarter.

Nine months ended September 30, 2022 highlights:

•	Revenues of $4,018,000, compared to $4,308,000 in the prior nine-month period;

•	Revenues decreased 7%, from the prior nine-month period; and

•	Net loss of $2,423,000, compared to a net loss of $760,000 in the prior nine-month period.

Amos Kohn, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased about having completed the business combination with Imperalis Holdings, which in management’s opinion will provide TurnOnGreen with access to capital via the public markets in support of the Company’s effort to build a robust EV charging infrastructure across North America, and expand the footprint of the power electronics business. We believe this transaction will provide value for new and existing shareholders.” Mr. Kohn continued: “We leverage our experience in power electronics and well-established 50-plus years power electronics subsidiary to support our operations, engineering, and large-scale manufacturing. Our sales team continues to drive pipeline growth of our EV supply equipment, services, and power electronics segments. We believe that this fundamental growth trend is the beginning of an extraordinary rate of growth which we expect for the upcoming years to come. We are committed to building an electric vehicle charging infrastructure that will accelerate the adoption of e-mobility solutions while reducing carbon emissions.”

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The Company’s Chief Financial Officer, David Katzoff, said, “Based on $4.0 million revenues reported in the first nine months of 2022, we enter the fourth quarter of this year on a $5.4 million annualized revenue run rate. In September 2022, we closed the acquisition of TurnOnGreen by Imperalis, an OTC company that will allow the Company to pursue its goal of uplisting to the NASDAQ stock market. As we execute on our business plan to grow revenue, we expect to see improved profitability in the upcoming years.”

About Imperalis Holding Corp.

Imperalis Holding Corp., to be renamed TurnOnGreen, Inc., designs and manufactures innovative, feature-rich, and top-quality power products for mission-critical applications, lifesaving and sustaining applications spanning multiple sectors in the harshest environments. The diverse markets we serve include defense and aerospace, medical and healthcare, industrial, telecommunications and e-Mobility. The Company brings decades of experience to every project, working with our clients to develop leading-edge products to meet a wide range of needs. The Company’s headquarters are located at Milpitas, CA; www.TurnOnGreen.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.TurnOnGreen.com.

Contacts:

IR@TurnOnGreen.com or (877) 634-0982

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